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Exhibit 99.1

           GoAmerica Provides Update on Strategic Initiatives Process;
                      Company to Refocus Business Mission

HACKENSACK, NJ - June 30, 2003 - GoAmerica, Inc. (NASDAQ: GOAM), a developer and distributor of wireless data technology, today provided an update on the status of its strategic initiatives and confirmed its refocused business mission.

As previously reported in the Company's filings with the Securities and Exchange Commission and public announcements, GoAmerica has engaged an outside advisor to explore strategic opportunities to enhance the Company's liquidity and long term revenue potential.

The options currently being evaluated include the potential divestiture of one or both of GoAmerica's two primary operating business units. These units are the Company's Go.Web(TM) software and services business and Wynd Communications, the largest provider of wireless services to people who are deaf or hard of hearing in North America. Other possibilities include a business combination, special licensing arrangements and securitized financing. While not ruling out any of the above options, the Company has refined its strategic direction and is operating its business in accordance with the plans described in this release regarding Go.Web and Wynd.

GO.WEB DIVESTITURE
Chief among the strategic changes to the Company's mission is the planned divestiture of various Go.Web assets that enable corporate and individual customers to securely manage and remotely access corporate databases and intranets, document repositories, email and the Internet across a wide variety of mobile computing and wireless network devices. The Company has concluded that competitive and financial considerations do not justify the investments necessary to aggressively pursue this market opportunity.

The Company is currently soliciting bids from several parties about potential transactions for various elements of the Go.Web business, but has not entered into any definitive agreements related to these opportunities. The Company is not expecting a total purchase price in excess of $1.5 million for the Go.Web assets and anticipates that such purchase price could be substantially lower. No assurances can be given that the Company will be successful in its efforts to divest all of these assets on satisfactory terms or that the net proceeds from potential sales will be sufficient to adequately fund the Company's ongoing operations. In connection with the planned divestiture of Go.Web, staffing overall for GoAmerica is expected to decline further. Should no viable purchaser or purchasers emerge, the Company may proceed with either a further reduction of development and support or a prompt wind down of the Go.Web operation.


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RE-FOCUSED BUSINESS MISSION
While not excluding a potential strategic transaction that would involve Wynd, the Company intends to re-focus its energies around its Wynd Communications subsidiary. On a standalone basis, Wynd is viewed by the Company currently as EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) positive with growth potential. Top priorities include efforts to expand product offerings and significantly enhance the customer service experience for thousands of Americans who are deaf and rely daily on Wynd's wireless communications services.

While currently operating on an annualized revenue run rate of approximately $7 to $9 million, the Wynd subsidiary is a solid core platform with potential for organic and acquisitive growth opportunities. As part of its normal course of operations, the Company will continue to evaluate strategic transactions involving Wynd.

The Company also announced that Robi Blumenstein resigned from GoAmerica's board of directors on June 13, 2003 due to increased time and schedule conflicts. The Company is actively interviewing candidates in the event it chooses to replace Mr. Blumenstein's seat on the board.

ABOUT GOAMERICA, INC.
GoAmerica, Inc. is a developer and distributor of wireless data technology based in Hackensack, NJ. GoAmerica's proprietary Go.Web(TM) technology enables corporate and individual customers to access remotely corporate databases and intranets, email and the Internet across a wide variety of mobile computing and wireless network devices. For more information, visit WWW.GOAMERICA.NET HTTP://WWW.GOAMERICA.NET.

ABOUT WYND COMMUNICATIONS CORPORATION Wynd Communications Corporation, a wholly owned subsidiary of GoAmerica, Inc. (NASDAQ: GOAM), is the nation's leading provider of wireless telecommunications services for people with hearing loss. Wynd is a winner of the California Governor's Award for Excellence in Universal Design and Technology and has been recognized by both the Clinton and Bush Administrations for its commitment to Americans with disabilities. WyndTell service can be purchased through the Deafwireless Superstore(TM), WWW.DEAFSUPERSTORE.COM HTTP://WWW.DEAFSUPERSTORE.COM, or through one of Wynd's nationwide network of dealers. For more information about Wynd Communications and WyndTell(TM) service, visit the Wynd Web site at WWW.WYND.COM HTTP://WWW.WYND.COM.

                                      # # #

The statements contained in this news release that are not based on historical fact are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our reduced capital resources and need for additional liquidity; (iii) our ability to fund our operating needs, (iv) our ability to consummate our proposed divestiture of Go.Web assets promptly and on a satisfactory basis; (v) the impact on our business from our receiving a "going concern" opinion from our independent auditors; (vi) our ability to successfully implement our strategic alliance with EarthLink; (vii) our dependence on EarthLink to provide billing, customer and technical support to our subscribers;
(viii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (ix) our dependence on wireless carrier networks; (x) our ability to respond to increased competition in the wireless data industry; (xi) our ability to integrate acquired businesses and technologies; (xii) our ability to leverage strategic alliances to generate revenue growth; (xiii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; (xiv) our ability to manage our remaining operations. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements.
Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries unless the context otherwise requires. "GoAmerica", "Go.Web", "Go.Web Enterprise Server", "Mobile Office(R)", and "OnPrem" are trademarks or service marks of GoAmerica, Inc. "WyndTell", "Deafwireless", and "Deafwireless Superstore"are trademarks or service marks of Wynd Communications Corporation, a wholly owned subsidiary of GoAmerica. Other names may be trademarks of their respective owners.


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